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                                 (RULE 14a-101)

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                               Gannett Co., Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                               Gannett Co., Inc.
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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
                                    [LOGO]


JOHN J. CURLEY
Chairman, CEO
and President

                                            March 17, 1995

Dear Shareholder:

     On behalf of your Board of Directors and management, I cordially invite you to attend the Annual Meeting of Shareholders to be held on Tuesday, May 2, 1995, at 10:00 a.m., at the Company's headquarters, 1100 Wilson Boulevard, Arlington, Virginia.

     At this meeting you will be asked to vote for the election of four directors and for the election of Price Waterhouse as the Company's independent auditors for the 1995 fiscal year. These matters are discussed in detail in the attached proxy statement.

     Your Board of Directors believes these proposals are in the best interests of the Company and its shareholders and recommends that you vote for them.

     It is important that your shares be represented at the meeting whether or not you plan to attend. Please sign, date and return the enclosed proxy card in the envelope provided.

     Thank you for your continued support.

                                            Cordially,

                                            /s/ JOHN J. CURLEY
                                            -------------------
                                                John J. Curley



           1100 Wilson Boulevard, Arlington, VA 22234 (703) 284-6000

                                    [LOGO]

                               ---------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 2, 1995

                               ---------------
To Our Shareholders:

     The Annual Meeting of Shareholders of Gannett Co., Inc. will be held at the Company's headquarters, 1100 Wilson Boulevard, Arlington, Virginia, at 10:00 a.m. on May 2, 1995 for the following purposes:

          (1) to elect four directors;

          (2) to act upon a proposal to elect Price Waterhouse as the Company's independent auditors for the 1995 fiscal year; and

          (3) to transact such other business, if any, as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on March 3, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

     YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

                                            By Action of the Board of Directors

                                            /s/ THOMAS L. CHAPPLE
                                            ------------------------
                                                Thomas L. Chapple
                                                Secretary

Arlington, Virginia
March 17, 1995

                                    [LOGO]

                                PROXY STATEMENT

                      1995 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Gannett Co., Inc. for the Annual Meeting of Shareholders to be held on May 2, 1995.

     The close of business on March 3, 1995 has been fixed as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting. On that date there were 140,076,735 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

     Shares represented by proxies will be voted in accordance with the specifications made on the proxy card by the shareholder. Any proxy not specifying the contrary will be voted in the election of directors for the Board of Directors' nominees and in favor of the proposal regarding the election of auditors. A shareholder giving a proxy has the right to revoke it by a duly executed proxy bearing a later date, by attending the meeting and voting in person, or by otherwise notifying the Company prior to the meeting.

     The principal executive offices of the Company are located at 1100 Wilson Boulevard, Arlington, Virginia 22234. This Proxy Statement and the enclosed proxy card are being furnished to shareholders on or about March 17, 1995.

                       PROPOSAL 1--ELECTION OF DIRECTORS

     The Board of Directors conducts its business through meetings of the Board and through activities of its committees. Among the committees of the Board are the Management Continuity Committee, the Executive Compensation Committee and the Audit Committee.

     The Management Continuity Committee develops long-range management succession plans and recommends to the Board candidates for nomination as directors and for election as officers. In making recommendations for directors for the 1996 Annual Meeting, the Committee will consider any written suggestions of shareholders received by the Secretary of the Company prior to February 1, 1996. The Committee consists of Meredith A. Brokaw, Chair, John J. Curley, and Carl T. Rowan. The Committee met five times during 1994.

     The Executive Compensation Committee makes recommendations concerning the compensation and benefits of elected officers and senior executives, grants awards under and administers the Company's executive incentive plans, and generally assumes responsibility for all matters related to the foregoing. The Committee consists of Thomas A. Reynolds, Jr., Chair, Peter B. Clark, and Dolores D. Wharton. None of the members of the Committee is an employee of the Company. The Committee met five times during 1994.

     The Audit Committee periodically reviews the Company's auditing practices and procedures and recommends independent auditors to be elected by the shareholders. The Audit Committee consists of Stuart T. K. Ho, Chair, Andrew F. Brimmer, and Thomas A. Reynolds, Jr. None of the members of the Committee is an employee of the Company. The Committee met four times during 1994.

     The Board of Directors of the Company is currently composed of 12 directors. The By-laws of the Company provide that each director, in order to be eligible for election to the Board, must own at least one thousand shares of the Common Stock of the Company. Under the Company's Certificate of Incorporation and By-laws, the Board is divided into three classes, as nearly equal in number as possible. At each Annual Meeting of Shareholders, directors constituting one class are elected for a three-year term. The Board of Directors intends to nominate the four persons named below for election to the Board of Directors. All of the nominees are currently directors. If elected, except for Dr. Brimmer, they will serve until the Annual Meeting of Shareholders to be held in 1998 or until such time as their respective successors are elected. Dr. Brimmer will reach age 70 in September 1996 and, as required by the Company's By-laws, will retire from the Board by the 1997 Annual Meeting. The Board of Directors held six meetings during 1994. All of the incumbent directors attended at least 75% of the total meetings of the Board and any committee on which they served.

     The Board believes that all the nominees will be available and able to serve as directors. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, the Board may reduce the number of directors to eliminate the vacancy, or the Board may fill the vacancy at a later date after selecting an appropriate nominee. A plurality of the votes cast at this meeting by the holders of stock entitled to vote in the election is required for election of the directors. The four nominees with the highest number of votes will be elected. If a shareholder, present in person or by proxy, withholds a vote from one or more directors, the shareholder's shares will not be counted in determining the votes for those directors. If a shareholder holds shares in a broker's account and has given specific voting instructions, the shares will be voted in accordance with those instructions. If no voting instructions are given, under the New York Stock Exchange rules the broker may exercise its discretionary authority to vote for the Board of Directors' nominees.

     The following sets forth information concerning the principal occupations and business experience of the nominees and of those directors whose terms of office will continue following the Annual Meeting.

     THE FOLLOWING PERSONS HAVE BEEN NOMINATED FOR ELECTION AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 2, 1995:

                               ANDREW F. BRIMMER

     Dr. Brimmer, 68, is a former member of the Federal Reserve Board and now heads his own economic and financial consulting firm in Washington, D.C. Dr. Brimmer served as a visiting professor at the Harvard Business School from 1974 to 1976 and as a governor of the Federal Reserve System from 1966 to 1974. He is president and a director of Brimmer & Company, Inc., and a director of Airborne Express; BankAmerica Corporation and Bank of America NT&SA; BellSouth Corporation; BlackRock Investment Income Trust, Inc. (and other Funds); Carr Realty Corporation; Connecticut Mutual Life Insurance Company; E.I. duPont de Nemours & Company; Navistar International Corporation; and PHH Corporation. He is also a Trustee of the College Retirement Equities Fund. He has been a director of Gannett since 1980.

                                STUART T. K. HO

     Mr. Ho, 59, is Chairman of the Board and President of Capital Investment of Hawaii, Inc. Mr. Ho is also Chairman of the Board of Gannett Pacific Corporation, which publishes the Company's Honolulu Advertiser and the Pacific Daily News in Guam. Mr. Ho is also a director of Aloha Airgroup, Inc., Bancorp Hawaii, Inc., and Capital Investment of Hawaii, Inc. He is also a Trustee of the College Retirement Equities Fund. He has been a director of the Company since 1984.

                            DOUGLAS H. MCCORKINDALE

     Mr. McCorkindale, 55, is Vice Chairman and Chief Financial and Administrative Officer of Gannett and has served the Company in various other executive capacities since 1971. He is also a director of Frontier Corporation and Continental Airlines, Inc. and a director of seven funds which are part of the Prudential group of mutual funds. He has been a director of Gannett since 1977.

                                ROLLAN D. MELTON

     Mr. Melton, 62, is Chairman and Chief Executive Officer of Speidel Newspapers Inc., a Gannett subsidiary, and serves as a columnist for the Reno Gazette-Journal. He is also a director of the National Judicial College and the John Ben Snow Trust and Foundation. Mr. Melton has served as President or Chairman and as Chief Executive Officer of Speidel since 1972. He has been a director of Gannett since 1977.

     THE FOLLOWING DIRECTORS ARE SERVING ON THE BOARD FOR A TERM THAT ENDS AT THE 1996 ANNUAL MEETING:

                               MEREDITH A. BROKAW

     Mrs. Brokaw, 54, owns and operates Penny Whistle Toys, Inc., in New York City, and is the author of seven children's books. She is a director of Conservation International, Washington, D.C. She has been a director of Gannett since 1983.

                                 PETER B. CLARK

     Mr. Clark, 66, was Chairman, President and Chief Executive Officer of The Evening News Association, which merged with Gannett in 1986. He was Publisher of The Detroit News from 1963 to 1981. He was President of The Evening News Association from 1963 until his retirement in 1986. In 1987, he was Regents Professor at the Graduate School of Management, University of California at Los Angeles. He is also a trustee of Harper-Grace Hospital, Detroit, Michigan. He has been a director of Gannett since 1986.

                                 JOHN J. CURLEY

     Mr. Curley, 56, is Chairman, President and Chief Executive Officer of Gannett. He was President and Chief Executive Officer of the Company from 1986 to 1989 and President and Chief Operating Officer of Gannett from 1984 to 1986. He has served the Company in various other executive capacities since 1983 and has been a director since 1983. Mr. Curley is a member of the Dickinson College Board of Trustees.

                               JOSEPHINE P. LOUIS

     Mrs. Louis, 64, is Chairman and Chief Executive Officer of Eximious Inc. and Eximious Ltd. She is a director of HDO Productions, Inc. and a trustee of the Chicago Horticultural Society and the Chicago Historical Society. She has been a director of Gannett since 1994.

     THE FOLLOWING DIRECTORS ARE SERVING ON THE BOARD FOR A TERM THAT ENDS AT THE 1997 ANNUAL MEETING:

                                ROSALYNN CARTER

     Mrs. Carter, 67, is the former First Lady. She serves as a member of the Board of Directors of the Carter Presidential Center and Friendship Force International, the Board of Advisors of Habitat for Humanity, Inc., and the Board of Trustees of The Menninger Foundation. She has been a director of Gannett since 1983.

                            THOMAS A. REYNOLDS, JR.

     Mr. Reynolds, 66, is Chairman Emeritus of the law firm of Winston & Strawn, Chicago, Illinois. He is also a director of Jefferson Smurfit Group and Union Pacific Corporation.

Winston & Strawn performed legal services for Gannett in 1994. He has been a director of Gannett since 1979.

                                 CARL T. ROWAN

     Mr. Rowan, 69, is President of CTR Productions. He is also an author, lecturer and commentator. He is a columnist for King Features and the Chicago Sun-Times and a television and radio commentator. He formerly was United States Ambassador to Finland and Director of the United States Information Agency. He has been a director since 1990.

                               DOLORES D. WHARTON

     Mrs. Wharton, 67, is Chairman and Chief Executive Officer of the Fund for Corporate Initiatives, Inc., a non-profit organization devoted to strengthening the role of women and minorities in the corporate world through professional development and upward mobility programs for younger executives. She is also a director of the Kellogg Company and COMSAT Corporation. She has been a director of Gannett since 1979.

SECURITIES OWNED BY GANNETT MANAGEMENT

     The following table shows the number of shares of Gannett Common stock beneficially owned by all directors, including the nominees listed above and the named executive officers, on March 3, 1995:

NAME OF OFFICER OR DIRECTOR                       TITLE                                     SHARES OWNED
- ---------------------------                       -----                                     ------------
John J. Curley.........................   Chairman, President & CEO                            560,468
Douglas H. McCorkindale................   Vice Chairman, Chief Financial &
                                            Administrative Officer                             383,192
Gary L. Watson.........................   President/Newspaper Division                          59,383
Cecil L. Walker........................   President/Broadcasting Division                       42,006
Thomas Curley..........................   President and Publisher, USA TODAY                    53,980
Andrew F. Brimmer......................   Director                                               3,180
Meredith A. Brokaw.....................   Director                                               4,890
Rosalynn Carter........................   Director                                               4,499
Peter B. Clark.........................   Director                                               2,119
Stuart T. K. Ho........................   Director                                               8,641
Josephine P. Louis.....................   Director                                              57,888
Rollan D. Melton.......................   Director                                              50,462
Thomas A. Reynolds, Jr.................   Director                                               8,678
Carl T. Rowan..........................   Director                                              10,828
Dolores D. Wharton.....................   Director                                               5,000
All directors and executive officers as
  a group (35 persons including those
  named above).........................                                                      1,657,172

     The number of shares shown for the persons named above represents in each instance less than 1% of the outstanding shares. All directors and executive officers as a group beneficially owned 1,657,172 shares of the Company's Common Stock on March 3, 1995, which represents 1.18% of the outstanding shares. Of the shares reported, the following shares are included because they may be purchased pursuant to stock options that were exercisable on March 3, 1995 or will become exercisable by May 2, 1995: Mr. John Curley--367,500; Mr. McCorkindale--212,500; Mr. Watson-- 31,247; Mr. Walker--27,050; Mr. Thomas Curley--36,035; all executive officers as a group-- 935,014. For all shares presently owned, each director or executive officer possesses sole voting power and sole investment power, except for Mr. Melton, who shares investment and voting power with respect to 50,000 shares held in trust; Mr. Rowan, who shares investment and voting power with respect to 1,000 shares held jointly with his spouse; and two additional executive officers who share investment and voting power with respect to 17,929 shares held jointly with their spouses. Also included among the shares reported above are the following shares which are held by The Northern Trust Company as trustee of the Company's Deferred Compensation Plan; Mr. McCorkindale--5,257; Mr. Watson--2,546; Mr. Walker--1,886; Mr. Thomas Curley--1,839; Mr. Brimmer--1,996; Ms. Brokaw--3,890; Ms. Carter--2,405; Mr. Clark--319; Mr. Ho--7,194; Mr.
Reynolds--1,678; Mr. Rowan--6,728; all directors and executive officers as a group--60,885.

     Certain shares have not been reported above because, in each case, the director or executive officer has disclaimed beneficial ownership. Ownership of the following shares is disclaimed because they are held in the names of family members or in trust: Mr. Clark--300; Mr. Rowan--300; Mr. McCorkindale--457; all directors and executive officers as a group--4,455.

     The shares reported above do not include 700,700 shares of the Company's Common Stock owned as of March 3, 1995 by the Gannett Retirement Plan Trust. The following officers of the Company serve on the Retirement Plan Committee, which has the power to direct the voting of those shares: John Curley, Douglas McCorkindale, Richard L. Clapp (Vice President, Compensation and Benefits), Madelyn P. Jennings (Senior Vice President, Personnel), and Jimmy L. Thomas (Senior Vice President, Financial Services and Treasurer).

SECTION 16(a) REPORTS

     In September 1994, The John J. Curley Charitable Remainder Unitrust, of which John Curley is the trustee, sold 130 shares of the Company's Common Stock. The sale was inadvertently overlooked for timely reporting purposes and was reported on a Form 4 for December 1994.

     During the period June 1990 to December 1994, Rollan Melton, a director and employee of the Company, acquired 462 shares of the Company's Common Stock pursuant to periodic purchases of shares under the Company's 401(k) Savings Plan. These exempt transactions were inadvertently omitted from Mr. Melton's filed reports on Form 4 and Form 5 and were reported on a Form 4 for January 1995.

COMPENSATION OF DIRECTORS

     The Company compensates its directors through the payment of annual fees and meeting fees. The annual fee is $42,500. Each director also receives a fee of $1,250 for each Board meeting attended. Each committee chair also receives an annual fee of $5,000 and each committee member, including the chair, receives a fee of $1,000 for each committee meeting attended. Directors who are employees of the Company or its subsidiaries receive no director fees. Directors may elect to defer payment of their fees to future years under the 1987 Deferred Compensation Plan, which provides for seven investment options, including mutual funds and a Gannett Common Stock fund.

     The Company has established a Retirement Plan for Directors in which non-employee members of the Board of Directors are eligible to participate. The annual benefit under the Plan is equal to a percentage of the highest annual director's compensation during the five years of service preceding the director's retirement from the Board as follows: 10 years or more, 100%; nine years, 90%; eight years, 80%; seven years, 70%; six years, 60%; five years, 50%; and less than five years, 0%. The annual benefit will be paid each quarter for 10 years except in the case of lump sum payments in the event of death.

                       COMPENSATION OF GANNETT MANAGEMENT

     The Executive Compensation Committee (the "Committee") of the Board of Directors is responsible for establishing and administering Gannett's compensation and stock ownership programs for executive officers. The Committee is composed entirely of independent outside directors. The following is the Committee's report on its decisions concerning compensation of executives during 1994:

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     In 1994, the Committee continued to emphasize the important link between the Company's performance, which benefits its shareholders, and the compensation of its executive officers.

     In making its compensation decisions, the Committee first considered the Company's performance, as evidenced by increases in earnings per share, operating income as a percentage of sales, return on equity, stock price and overall market value, together with management's recommendations and the Committee's subjective judgment. The Committee also compared the Company's performance to that of its competitors and concluded that the Company's performance was superior. The Committee believes that the Company should compensate its executives better than its competitors in order to continue to attract and retain the most talented people. (References to "competitors" are to the companies that constitute the S&P Publishing/Newspaper Index used in the performance graph on p. 11.)

     In making its decisions about compensation and in order to continue its policy of tying the interests of its senior executives closely with those of the Company's shareholders, the Committee placed continued emphasis on increasing key executives' ownership of Gannett Common Stock as a component of their compensation. The Committee believes that ownership of stock creates a greater incentive for key executives to manage the Company so as to increase shareholder value.

     The Committee continued the executive share ownership policy which encourages the five highest-paid officers to own Gannett Common Stock equal to three times their salary range midpoint and other key executives to own Gannett Common Stock equal to their salary range midpoint.

COMPENSATION POLICY: PAY FOR PERFORMANCE.

     The Company's compensation policy is based on the principle of pay for performance.

     The compensation program for executive officers is composed of three elements: salaries, annual bonuses under the Company's Executive Incentive Plan, and long-term incentive stock awards under the Company's 1978 Long-Term Incentive Plan (the "1978 Plan"). These elements of compensation are designed to provide incentives to achieve both short-term and long-term objectives and to reward exceptional performance. Salaries and bonuses result in immediate payout for performance, while the value of incentive stock awards under the 1978 Plan depend upon long-term results. The individual elements of compensation provided by the Company are discussed in detail below.

     It is important to note that, while the Committee considers a number of performance factors relating to the Company and to individual performance in making individual compensation decisions, the Committee applies its own subjective good judgment in making final determinations.

     In 1992, the Committee adopted the following Compensation Policy, which continues to guide the Committee in making its compensation decisions:

                              Compensation Policy

     The Gannett Board of Directors' Executive Compensation Committee has in place a compensation program which it believes to be fair to employees and shareholders and externally competitive and reasonable.

     The program is designed to attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives and increase shareholder value. It consists of cash compensation, including salary and bonus, to reward short-term performance, and long-term stock awards, including stock incentive rights and stock options, to promote long-term results.

     The Executive Compensation Committee believes that management should benefit together with shareholders as the Company's stock increases in value.

     To encourage growth in shareholder value, stock options and, except for certain officers and key executives, stock incentive rights are granted to key management personnel who are in a position to make a substantial contribution to the long-term success of the Company. These stock awards mature and grow in value over time and for that reason represent compensation which is attributable to service over a period of years. This focuses attention on managing the Company from the perspective of an owner with an equity stake in the business.

     In making its compensation decisions, compensation comparisons are made with companies Gannett's size and with companies in news, information and communications. The Executive Compensation Committee reviews the Company's and its competitors' earnings to determine where Gannett falls with regard to the group. The comparison spans one to four years, the same length of time as stock incentive rights and stock options vest. How the Company stock has performed over a similar period of time is also reviewed and taken into account in the overall compensation plan.

     A job grading system is used to make equitable grants. At the lower end of the management ranks more emphasis is placed on cash and stock incentive rights with the bonus target increasing through the ranks. Options are given in larger amounts as the job rank increases because these performers can more directly influence long-term results.

     In 1994, in establishing the compensation of executive officers, the Committee reviewed and applied this Compensation Policy and considered the performance of executive officers relative to the Company's business objectives and its competitors' performance. The Company's material business objectives are performance against budget, product quality and employee development.

     The Committee has also reviewed the 1994 executive compensation in light of the $1 million ceiling on tax deductions for compensation that was enacted in the Omnibus Budget Reconciliation Act of 1993 (the "1993 Tax Act"). The Committee has concluded that all of the Company's 1994 compensation expense will be deductible for federal income tax purposes. The Committee is continuing to review the 1993 Tax Act and the proposed implementing regulations.

BASE SALARIES: TO ATTRACT AND RETAIN MANAGEMENT TALENT.

     Base salaries are designed to help attract and retain key management talent. They are derived in part from salary range guidelines developed for each position in accordance with the Company's Compensation Policy.

     The salary ranges are periodically reviewed and compared to the salaries paid for comparable positions by competitors in the S&P Publishing/Newspaper Index (which is one of the indexes used for comparative purposes in the graph under the caption "Comparison of Shareholder Return" on p. 11). Companies with comparable revenues in other industries are also surveyed to ensure that salary ranges are competitive in the overall marketplace.

     Other factors used to establish competitive salary ranges include internal job values as determined by senior management and the state of the economy in the Company's markets. Since the Company is both larger than and has outperformed its competitors and because of general compensation practices in the media industry, the Company has sought to place its salaries generally above the median for the comparative companies. The salaries for Company executive officers are primarily in the third quartile of the competitive companies.

     In establishing salaries for executive officers, the Committee considered the Company's performance, individual performance and experience and the chief executive's recommendations without assigning relative weight to them, though the most important factor was the Committee members' subjective judgments about the appropriate level of salary to motivate and reward individual executives. The salaries for the five highest paid officers of the Company, including the chief executive officer, are as follows:

                             NAME                           1993 SALARY       1994 SALARY
                             ----                           -----------       -----------
        John J. Curley................................       $ 800,000         $ 800,000
        Douglas H. McCorkindale.......................         650,000           650,000
        Gary L. Watson................................         420,000           440,000
        Cecil L. Walker...............................         320,000           335,000
        Thomas Curley.................................         305,000           320,000

     Although it is the Committee's view that salary increases were merited for Mr. John Curley and Mr. McCorkindale, again in 1994 they refused to accept increases, as a way to signal fiscal conservatism and cost containment, and the Committee reluctantly honored their request. Mr. Curley and Mr. McCorkindale have employment contracts, described more fully on pp. 14 and 15, which provide for the minimum salary levels listed above but which had no other impact on the Committee's deliberations.

EXECUTIVE INCENTIVE BONUS PLAN: TO MOTIVATE YEAR-TO-YEAR.

     Annual bonuses paid under the Executive Incentive Plan serve to drive performance, motivate executive officers and reward them for good performance. Similar to the base salary, the goal of the Executive Incentive Plan is to reward higher performing operating units and individuals with a greater percentage of the total bonus fund available. Bonus amounts can be and are quite volatile. Bonuses are determined by an individual performance rating that is applied to a potential bonus range established as a percentage of salary.

     The bonuses paid to executive officers for services in 1994 were determined on the basis of individual performance in the areas of profit, product and people and, depending on the executive's responsibilities, on the performance of the executive's business unit or the overall performance of the Company. First, an evaluation of division and operating unit performance was made and the available bonus fund was allocated among the divisions and operating units. Then, individual bonus amounts were determined based on performance evaluations conducted by senior management. The Committee's review of the bonuses was subjective, based on their knowledge of the Company, their regular contact with the executives throughout the year and a review of performance, but no relative ranking of various factors was applied.

     In furtherance of the Committee's goal of increasing the ownership of Gannett Common Stock by key executives, 25% of the bonuses for 1994 were paid to them in the form of Gannett Common

Stock. The pre-tax value of the bonuses awarded to the five highest paid officers of the Company are as follows:

                                                  1993 BONUS                 1994 BONUS
                                           ------------------------   -------------------------
                      NAME                   CASH       GCI SHARES       CASH       GCI SHARES
                      ----                 ---------    -----------   ----------    -----------
        John J. Curley..................   $ 375,000       2,294       $ 562,500       3,555
        Douglas H. McCorkindale.........     337,500       2,064         506,250       3,200
        Gary L. Watson..................     187,500       1,147         217,500       1,375
        Cecil L. Walker.................     135,000        825          165,000       1,043
        Thomas Curley...................     131,250        803          161,250       1,019

LONG-TERM STOCK INCENTIVE PLAN: TO PROMOTE LONG-TERM GROWTH.

     Long-term stock awards under the 1978 Plan are based upon the performance of Gannett Common Stock and are designed to align stockholders' and executives' interests. They are granted to key executives who are in a position to make a substantial contribution to the long-term success of the Company, in order to promote the long-term objectives of the Company. These stock awards may grow in value over time and for that reason represent compensation which is attributed to service over a period of years.

     It is the Committee's view that executive officers should benefit together with shareholders as the Company's stock increases in value. Stock awards successfully focus the executives' attention on managing the Company from the perspective of an owner with an equity stake in the business.

     There are two kinds of long-term stock awards: non-qualified stock options and stock incentive rights ("SIRs"). A non-qualified stock option is the right to purchase shares of Common Stock of the Company within a fixed period of time (typically eight years) at the fair market value on the date of grant. Stock incentive rights are the right to receive shares of Common Stock of the Company conditioned only on continued employment throughout a specified period (typically four years).

     The Committee decides whether to grant individual long-term stock awards, and the amount of the awards. Long-term stock awards are based on the grade level of the executive, after an annual examination of the competitive marketplace. The Company evaluated the competitive marketplace by examining the companies included in the performance graph and a Towers Perrin Media Survey compiled from data for 20 media companies. As is the case with annual bonuses, the Committee relies in large part on the recommendations of senior management as to the appropriate level of individual awards to lower level executives.

     Long-term awards are not automatically awarded to each executive each year. Awards are based on past and expected performance as subjectively evaluated by management in making recommendations and by the Committee in approving them. Executives who can more directly influence the overall performance of the Company are the principal recipients of long-term awards.

     The following chart shows the number of stock options awarded to the five highest paid officers of the Company, including the chief executive officer:

                                                                     1993        1994
                                  NAME                             OPTIONS     OPTIONS
                                  ----                             --------    --------
        John J. Curley..........................................    125,000     125,000
        Douglas H. McCorkindale.................................    100,000     100,000
        Gary L. Watson..........................................     30,490      25,000
        Cecil L. Walker.........................................     13,300      12,000
        Thomas Curley...........................................     13,300      12,000

CHIEF EXECUTIVE OFFICER COMPENSATION:

     As it does each year, the Committee thoroughly reviewed the compensation of John J. Curley, Chairman, President and Chief Executive Officer of the Company and its most highly compensated officer. In determining Mr. Curley's compensation, the Committee reviewed the performance of the Company and the progress of earnings per share, operating income as a percentage of sales, return on equity, market value and total return. For the 1994 fiscal year, earnings per share increased 18.8% to $3.23 from $2.72. Operating income as a percentage of sales increased to 21.3% from 19.6% and return on equity increased to 25% from 21.9%. Despite a strong operating performance, the Company's stock price decreased 7% to $53.25 from $57.25 at year-end 1993, providing a total return of
- -4.51% when dividends are considered. During the same period, the S&P Publishing/Newspaper Index provided a total return of -7.62%, while the S&P 500 Index returned 1.32%. Cumulatively, over the last five years, the total return for Gannett stock was 141%, compared to 116% for the S&P Publishing/Newspaper Index and 152% for the S&P 500 Index. Each of these factors was subjectively evaluated by the Committee members without giving particular weight to any one or more factors.

     To assess the competitiveness of Mr. Curley's compensation, the Committee surveyed the compensation levels of chief executive officers of five competitors, all of which are included in the S&P Publishing/Newspaper Index, and of 15 companies with revenues comparable to that of the Company. Mr. Curley's compensation was above the median for the chief executive officers surveyed; the Committee decided that the level of Mr. Curley's compensation is appropriate given the Company's size, its performance and the industries in which it operates. As a general matter, media industry companies, particularly broadcasting companies, tend to compensate executives at a higher level than industrial or commercial enterprises. In particular, the Committee noted that the Company's revenue is significantly larger than four of the five competitors surveyed and its net income and earnings per share set new records.

     Since becoming Chairman in 1989, Mr. Curley has asked that his cash compensation (salary and bonus) not be increased, notwithstanding a strong comparative performance record for the Company. As reported previously, the Committee believed that Mr. Curley's performance during a difficult economy warranted an increase in salary and bonus, but the Committee deferred to his request and did not increase his salary or bonus for the past five years.

     As noted above, Mr. Curley made the same request in December 1994 and the Committee reluctantly agreed not to increase his salary. Despite his request not to increase his bonus, however, in light of the Company's excellent 1994 results, the Committee decided to increase his bonus to $750,000.

     In recognition of Mr. Curley's superior performance and consistent with the Committee's goal of increasing the ownership of Gannett Common stock by key officers as discussed above, the Committee awarded Mr. Curley 125,000 stock options in December 1994, the same as his 1993 award. It is the Committee's view that the award of these stock options is an effective way of continuing to tie Mr. Curley's financial interest to that of the Company's shareholders, since the value of any future compensation from these stock options will be directly linked to increases in shareholder value. Unless the price of the Company's stock increases, his stock options will be valueless.

     In short, the Committee believes that the Company's performance, Mr. Curley's performance and the competitive market warrant the compensation package approved for him.

                                            Executive Compensation Committee

                                            Thomas A. Reynolds, Jr., Chair
                                            Peter B. Clark
                                            Dolores D. Wharton

                        COMPARISON OF SHAREHOLDER RETURN

     The following graph compares the performance of the Company's Common Stock during the period January 1, 1990 to December 31, 1994 with the S&P 500 Index and the S&P Publishing/Newspaper Index.

     The S&P 500 Index includes 500 U.S. companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The S&P Publishing/ Newspaper Index, which also is weighted by market capitalization, includes Gannett Co., Inc., Dow Jones & Company, Inc., Knight-Ridder, Inc., The New York Times Company, The Times Mirror Company, and Tribune Company.

     The graph depicts the results of investing $100 in the Company's Common Stock, the S&P 500 Index and the S&P Publishing/Newspaper Index at closing prices on December 31, 1989. It assumes that dividends were reinvested quarterly with respect to the Company's Common Stock and monthly with respect to the S&P 500 Index and the S&P Publishing/ Newspaper Index.

                                   [GRAPH]

                                           S&P Publish-
 Measurement Period        Gannett Co.,   ing/Newspaper    S&P 500 In-
(Fiscal Year Covered)         Inc.           Index            dex
1989                         100.00          100.00          100.00
1990                          85.88           80.14           96.89
1991                         111.44           97.04          126.42
1992                         127.70          108.51          136.05
1993                         147.72          125.68          149.76
1994                         141.07          116.11          151.74

                           SUMMARY COMPENSATION TABLE

     The following table provides a summary of compensation paid to the CEO and the four most highly compensated executive officers of the Company, for services rendered to the Company and its subsidiaries over the past three fiscal years.

                                                                                       LONG-TERM
                                               ANNUAL COMPENSATION                    COMPENSATION
                                     ---------------------------------------           AWARDS(3)
                                                                       OTHER      --------------------         ALL
                                                                      ANNUAL     RESTRICTED    SECURITIES    OTHER
                                                                      COMPEN-      STOCK       UNDERLYING   COMPEN-
             NAME AND                        SALARY      BONUS(1)     SATION(2)   AWARDS(4)       OPTIONS   SATION(5)
        PRINCIPAL POSITION            YEAR     ($)         ($)         ($)          ($)            (#)         ($)
- ----------------------------------    ----   ------      --------     ---------   ---------    ----------   ---------
John J. Curley....................    1994   800,000     750,000        14,737            0      125,000      42,375
(Chairman, President & CEO)           1993   800,000     500,000         8,866            0      125,000      42,586
                                      1992   800,000     500,000         9,980      616,500      100,000      42,014
                                                                                    537,000       75,000
Douglas H. McCorkindale...........    1994   650,000     675,000        19,681            0      100,000      43,449
(Vice Chairman & Chief Financial      1993   650,000     450,000         8,828            0      100,000      44,066
  & Administrative Officer)           1992   650,000     450,000        15,083      411,000       75,000      41,509
                                                                                    358,000       50,000
Gary L. Watson....................    1994   440,000     290,000        16,878            0       25,000      28,845
(President/Newspaper Division)        1993   420,000     250,000         8,179            0       30,490      29,627
                                      1992   400,000     210,000         7,542      154,125       21,000      27,261
                                                                                    134,250       17,500
Cecil L. Walker...................    1994   335,000     220,000         5,760            0       12,000      21,672
(President/Broadcasting Division)     1993   320,000     180,000         4,817            0       13,300      21,740
                                      1992   305,000     150,000         4,824       77,063        8,000      20,136
                                                                                     67,125        7,500
Thomas Curley(6)..................    1994   320,000     215,000         5,760            0       12,000      12,468
(President & Publisher                1993   305,000     175,000         3,600            0       13,300      13,476
  USA TODAY)                          1992   290,000     140,000         3,600       61,650        5,500      12,385
                                                                                     53,700        5,000

- ------------

(1) Bonus awards may be in the form of cash, deferred cash or shares of Gannett Common Stock. In 1993 and 1994, bonuses to executive officers were paid 25% in Gannett Common Stock and 75% in cash.

(2) This column includes (a) amounts paid by the Company under the Medical Reimbursement Plan and (b) amounts paid in cash to reimburse the five named officers for the tax impact of certain perquisites.

(3) Under the Company's 1978 Executive Long-Term Incentive Plan, stock awards in the form of stock options, performance bonus units, option surrender rights and stock incentive rights ("SIRs") may be granted to key management personnel who are in a position to make a substantial contribution to the long-term success of the Company. Prior to December 1992, the Company's Executive Compensation Committee made annual awards of SIRs and stock options effective at the beginning of the fiscal year. In December 1992, the Committee changed that practice and began making annual awards effective at the end of the fiscal year for the succeeding year. This change resulted in two awards in fiscal 1992, one made at the beginning of the year, for 1992, and one made at the end of the year, for 1993. This represented a timing matter only and did not result in the payment of double long-term awards. Consistent with that practice, the annual long-term award for 1995 was made at the end of the 1994 fiscal year and the annual long-term award for 1996 will be made at the end of the 1995 fiscal year.

(4) Reported in this column are SIRs awarded to the five named officers and valued at the market price of the underlying stock on the date of grant. SIRs are rights to receive shares of Common Stock, without any payment to the Company, conditioned only on continued employment throughout a specified period, typically four years. During the incentive period, the holder of SIRs is entitled to receive from the Company cash payments equal to the cash dividend the Company would have paid to such holder had he or she owned the shares of Common Stock issuable under the SIRs. In 1993, the Company discontinued the award of SIRs to the named officers and adjusted the award of stock options. The five named officers respectively held in the aggregate the following SIRs which were valued at the end of the 1994 fiscal year as follows: John Curley--24,000 shares valued at $1,272,000; Mr. McCorkindale--16,000 shares valued at $848,000; Mr. Watson--6,000 shares valued at $318,000; Mr. Walker--3,000 shares valued at $159,000; and Thomas Curley--2,400 shares valued at $127,200.

(5) This column includes the full amount of the annual premiums paid by the Company on life insurance policies which are individually owned by the five named officers, as follows: John Curley--$40,937; Mr. McCorkindale--$41,987; Mr. Watson--$27,383; Mr. Walker--$20,193; and Thomas Curley--$11,010. The column also includes the fair market value of Gannett Common Stock received by each of the five named officers as matching contributions from the Company under its 401(k) plan. The individual values of these matching contributions are as follows: John Curley-- $1,438; Mr. McCorkindale--$1,462; Mr. Watson--$1,462; Mr. Walker--$1,479; and Thomas Curley--$1,458.

(6) Thomas Curley and John Curley are brothers.

                               OPTION GRANT TABLE

     The following Option Grant Table includes columns designated "Potential Realizable Value." The calculations in those columns are based on hypothetical 5% and 10% growth assumptions proposed by the Securities and Exchange Commission. There is no way to anticipate what the actual growth rate of the Company's stock will be.


                                   OPTION GRANTS IN LAST FISCAL YEAR(1)

                                              INDIVIDUAL GRANTS
                            ------------------------------------------------------      POTENTIAL REALIZABLE
                            NUMBER OF                                                 VALUE AT ASSUMED ANNUAL
                            SECURITIES      % OF TOTAL                                  RATES OF STOCK PRICE
                            UNDERLYING       OPTIONS        EXERCISE                        APPRECIATION
                             OPTIONS        GRANTED TO      OR BASE                       FOR OPTION TERM
                             GRANTED        EMPLOYEES        PRICE      EXPIRATION    ------------------------
          NAME                 (#)        IN FISCAL YEAR     ($/SH)        DATE         5%($)         10%($)
- -------------------------   ----------    --------------    --------    ----------    ----------    ----------
John J. Curley...........     125,000          17.17         $47.25       12/13/02     2,819,971     6,754,321
Douglas H. McCorkindale..     100,000          13.74         $47.25       12/13/02     2,255,977     5,403,457
Gary L. Watson...........      25,000           3.43         $47.25       12/13/02       563,994     1,350,864
Cecil L. Walker..........      12,000           1.64         $47.25       12/13/02       270,717       648,415
Thomas Curley............      12,000           1.64         $47.25       12/13/02       270,717       648,415

     The total potential gain for all five named executives over the eight-year term of the stock options would be one-fifth of one percent of the total gain in the Company's stock value. If the stock value were to appreciate 5% over the eight-year term of the options, the value of all shares owned by the Company's shareholders would grow from $6.60 billion to $9.75 billion, a gain of $3.15 billion. If it were to appreciate 10%, the value of all outstanding shares would grow from $6.60 billion to $14.15 billion, a gain of $7.55 billion.

(1) Reported in this table are stock options awarded to the five named officers. Pursuant to the 1978 Executive Long-Term Incentive Plan, stock options vest in 25% increments each year after the date of grant. Accordingly, 25% of an award of stock options made in the last fiscal year may be exercised on December 13, 1995, 50% on December 13, 1996, and 75% on December 13, 1997. On December 13, 1998, the stock options awarded last year become exercisable in full. For each stock option granted last year, an option surrender right ("OSR") was granted in tandem. In the event of a change in control of the Company, the holder of an OSR has the right to receive the difference between the exercise price of the accompanying stock option and the fair market value of the underlying stock at the time of the exercise of the OSR. Upon the exercise of an OSR or a stock option, the accompanying stock option or OSR (as the case may be) is automatically cancelled.

     As of December 25, 1994, 2,261,935 shares of Gannett Common Stock were available for grants under the 1978 Executive Long-Term Incentive Plan. As of that date, there were 3,521,874 options outstanding with an average exercise price of $46.29. The expiration date ranges from December 28, 1995 to December 13, 2002.

                               STOCK OPTION TABLE

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                                         OPTIONS AT FY-END                   AT FY-END
                        SHARES                                  (#)                             ($)
                      ACQUIRED ON       VALUE       ----------------------------    ----------------------------
       NAME           EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
       ----           -----------    -----------    -----------    -------------    -----------    -------------
John J. Curley.....       0              N/A          333,750         321,250         3,663,750      1,362,500
Douglas H.
  McCorkindale.....       0              N/A          192,500         245,000         1,858,438        968,750
Gary L. Watson.....       0              N/A           57,622          72,368           493,781        321,594
Cecil L. Walker....       0              N/A           22,925          31,975           180,219        144,406
Thomas Curley......       0              N/A           33,035          28,975           396,244        123,625

EMPLOYMENT CONTRACTS, RETIREMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Company has a Transitional Compensation Plan (the "Plan") which provides termination benefits to key executives of the Company and its subsidiaries who are actually or constructively terminated without cause within two years following a change in control of the Company. Participants who elect to terminate their employment during the 30-day period following the first anniversary of the change in control will also qualify for benefits under the Plan. A participant entitled to compensation under the Plan will receive (i) all amounts to which the participant is entitled through the date of termination under any compensation arrangement or benefit plan; (ii) a severance payment which will equal two to three years' salary and bonus compensation, depending on years of prior service; (iii) life insurance and medical benefits for the same period; (iv) the extra retirement plan benefits a participant would have received had his or her employment continued for such two-to-three-year period; and (v) an amount that, after income and additional excise taxes, will equal the amount of any excise tax imposed on the severance payment by Section 4999 of the Internal Revenue Code of 1986. All executive officers included in the Compensation Tables are covered by the Plan.

     The Company has a contract with Mr. John Curley that provides for his employment as Chairman, President and Chief Executive Officer, or in such other senior executive position as mutually agreed upon, until the earlier of his normal retirement date or four years after notice of termination. During the period of his employment, Mr. Curley will receive an annual salary of $800,000 per annum or such greater amount as the Board of Directors shall determine and an annual bonus if the Board of Directors so determines. In the event that Mr. Curley's employment is terminated without cause, he shall be entitled to receive his annual salary for the balance of the term, subject to his fulfilling certain specified obligations. The contract also allows Mr. Curley to terminate his employment with the Company if there has been a change in control of the Company, as defined in detail in the contract. In the event that, within 24 months after a change in control, he elects to terminate his employment or in the event his employment is terminated by the Company for other than cause during that period, he will be entitled to the following: (i) continued payment through the contract term of his salary at the higher of the annual rate in effect on the date of the change in control, or the rate in effect on the date his employment is terminated; (ii) continued payment for the period through the contract term of an annual bonus at a rate equal to the highest annual bonus paid to him with respect to the three years preceding termination; (iii) continuation of insurance and similar benefits; (iv) payment on a monthly basis of a supplemental retirement benefit to make up the difference between his actual payments under the Company's retirement plans and the payments that would have been made under the plans if he had remained an employee through the contract term; (v) any Performance Units and Stock Incentive Rights previously awarded to Mr. Curley under the 1978 Executive Long-Term Incentive Plan (the "1978 Plan") shall be deemed to have been earned by him; (vi) to the extent permissible under the 1978 Plan or other applicable plans, he also shall be entitled immediately to exercise in full, or to surrender and receive the value of, all stock options or related alternate appreciation rights under those plans; and (vii) receipt of a "gross-up" payment with respect to income and excise taxes payable by Mr. Curley as a result of the foregoing benefits. The post-employment benefits and payments described in this paragraph are in addition to Mr. Curley's benefits under the Gannett Retirement Plan and Gannett Supplemental Retirement Plan. The tax laws deny an income tax deduction to a company for payments that are contingent upon a change in control if those payments have a present value of over 300% of the employee's average compensation for the last five years and are made pursuant to an agreement, like the employment agreements described in this Proxy Statement, entered into after June 14, 1984. Senior company executives, including Mr. Curley, are participants in the Company's Transitional Compensation Plan described above. This plan provides benefits in the event of a change in control comparable to those under Mr. Curley's employment agreement. Mr. Curley's participation in that plan would continue after the expiration of his employment contract.

     The Company has a contract with Mr. McCorkindale that provides for his employment as Vice Chairman and Chief Financial and Administrative Officer or in such other senior executive position as mutually agreed upon, until the earlier of his normal retirement date or four years after notice of termination. During the period of his employment, Mr. McCorkindale will receive an annual salary of $650,000 or such greater amount as the Board of Directors shall determine and an annual bonus if the Board of Directors so determines. In the event that Mr. McCorkindale's employment is terminated without cause, he shall be entitled to receive his annual salary for the balance of the term, subject to his fulfilling certain specified obligations. His contract also provides for arrangements in the event of a change in control of the Company comparable to those described in the preceding paragraph. Mr. McCorkindale also is a participant in the Company's Transitional Compensation Plan discussed above.

     In the event of a change in control of the Company, as defined in the 1978 Plan, options and alternate rights will be immediately exercisable in full and stock incentive rights will be deemed to have been earned by Plan participants. In addition, the 1978 Plan provides for option surrender rights to be granted in tandem with stock options. In the event of a change in control, option surrender rights permit the employee to receive a payment equal to 100% of the spread between the option exercise price and the highest price paid in connection with the change in control. If option surrender rights are exercised, the related options and performance units are cancelled.

     Effective July 1, 1994, Gannett Broadcasting Group assumed ownership from Post-Newsweek Stations, Inc. of "Inside Washington," a weekly half-hour public affairs program produced by W*USA-TV, the Company's Washington, D.C.-based television station. In connection with this program, Gannett Broadcasting also assumed all obligations under an agreement with CTR Productions, Inc. which provides the services of Carl Rowan as a news and public affairs analyst and commentator for the program. Mr. Rowan, a director of the Company, is majority shareholder of CTR Productions, Inc. The agreement extends through December 31, 1996, and it provides for annual compensation of $114,000 and $123,000, respectively, during 1995 and 1996.

PENSION PLANS

     The Company has the Gannett Retirement Plan, a defined benefit pension plan in which its officers participate and which is qualified under Section 401 of the Internal Revenue Code, and the Gannett Supplemental Retirement Plan, an unfunded, nonqualified plan. The annual pension benefit under the plans, taken together, is largely determined by the number of years of employment multiplied by a percentage of the participant's final average earnings (during the highest five consecutive years). The Internal Revenue Code places certain limitations on the amount of pension benefits that may be paid under qualified plans. Any benefits payable in excess of those limitations will be paid under the Gannett Supplemental Retirement Plan.

     The table below may be used to calculate the approximate annual benefits payable at retirement at age 65 under the Gannett Retirement Plan and the Gannett Supplemental Retirement Plan to individuals in specified remuneration and years-of-service classifications (subject to a reduction equal to 50% of the Social Security Primary Insurance Amount payable).

                                 PENSION TABLE

  FINAL        15 YEARS        20 YEARS        25 YEARS        30 YEARS        35 YEARS
 AVERAGE      OF CREDITED     OF CREDITED     OF CREDITED     OF CREDITED     OF CREDITED
EARNINGS        SERVICE         SERVICE         SERVICE         SERVICE         SERVICE
- ---------     -----------     -----------     -----------     -----------     -----------
  400,000       120,000         160,000         200,000         214,000         228,000
  500,000       150,000         200,000         250,000         267,500         285,000
  600,000       180,000         240,000         300,000         321,000         342,000
  700,000       210,000         280,000         350,000         374,500         399,000
  800,000       240,000         320,000         400,000         428,000         456,000
  900,000       270,000         360,000         450,000         481,500         513,000
1,000,000       300,000         400,000         500,000         535,000         570,000
1,500,000       450,000         600,000         750,000         802,500         855,000

     The compensation included in the Compensation Tables under salary and bonuses qualifies as remuneration for purposes of the Gannett Retirement Plan and the Gannett Supplemental Retirement Plan. The credited years of service as of the end of the last fiscal year for the five executive officers named in the Compensation Tables are as follows: John Curley--25, Mr. McCorkindale-- 23, Mr. Watson--25, Mr. Walker--22, and Thomas Curley--22.

                  PROPOSAL 2--ELECTION OF INDEPENDENT AUDITORS

     The Company's independent auditors are Price Waterhouse, independent accountants. At the Annual Meeting, the shareholders will consider and vote upon a proposal to elect independent auditors for the Company's fiscal year ending December 31, 1995. The Audit Committee of the Board of Directors has recommended that Price Waterhouse be re-elected as independent auditors for that year. The Board of Directors unanimously recommends that shareholders vote FOR this proposal. Proxies solicited by the Board of Directors will be voted FOR the foregoing unless otherwise indicated.

     Representatives of Price Waterhouse will be present at the Annual Meeting to make a statement, if they wish, and to respond to appropriate questions from shareholders.

                       PRINCIPAL HOLDERS OF COMMON STOCK

     As of March 3, 1995, the only person or group known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Gannett Common Stock was The Capital Group Companies, Inc., 333 South Hope Street, Los Angeles, California 90071. As of December 31, 1994, The Capital Group Companies, Inc., through five operating subsidiaries, exercised investment discretion over various institutional accounts which held 7,867,600 shares of Gannett Common Stock, which then constituted 5.63% of the total outstanding shares.

     In February, 1995, The Capital Group Companies, Inc. filed a report with the Securities and Exchange Commission indicating that the shares were held solely for investment purposes in the ordinary course of business and not for the purpose or effect of changing or influencing control of the Company.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not intend to present any matter for action at the Annual Meeting other than as set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

     In order to be eligible for inclusion in the proxy materials for the Company's 1996 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company's principal executive offices by November 18, 1995.

     The cost of the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra remuneration, may solicit proxies personally or by telephone, telegraph or cable. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record and will reimburse such persons for forwarding such materials. In addition, Georgeson & Company, Inc., New York, New York, has been retained to aid in the solicitation of proxies at a fee of $10,000, plus out of pocket expenses.

     Copies of the 1994 Annual Report have been mailed to shareholders. Additional copies may be obtained from the Secretary, Gannett Co., Inc., 1100 Wilson Boulevard, Arlington, Virginia 22234.

March 17, 1995

                              GANNETT CO., INC.
P
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
R
                 ANNUAL MEETING OF SHAREHOLDERS--MAY 2, 1995
O

X               The undersigned hereby appoints John J. Curley and Douglas H.
         McCorkindale or either of them, attorneys and proxies each with power
Y of substitution to represent the undersigned at the Annual Meeting of Sharehoders of the Company, to be held on May 2, 1995 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigend may be entitled to vote at said meeting, as designated on the reverse, and in accordance with their best judgement in connection with such other business as may come before the meeting.

                Nominees for Directors: Andrew F. Brimmer, Stuart T.K. Ho, Douglas H. McCorkindale, Rollan D. Melton

                Please cast your votes on the reverse side. The Board of Directors recommends a vote FOR Proposals 1 and 2. To vote in accordance with the Board of Directors' recommendations just sign the reverse side; no boxes need to be checked. Unless marked otherwise, this proxy will be voted in acordance with the Board of Directors' recommendations.

                                                               ----------------
                                                               SEE REVERSE SIDE
                                                               ----------------

                        (continued from reverse side)

THE BOARD RECOMMENDS A VOTE "FOR" EACH PROPOSAL.

1. ELECTION OF DIRECTORS: VOTE FOR all nominees except those I have listed below: / / VOTE WITHHELD from all nominees: / /


   -------------------------------


2. PROPOSAL TO ELECT Price Waterhouse as the Company's Auditors.
   / / FOR                 / / AGAINST             / / ABSTAIN


                                        I plan to attend the meeting / /

                                        Please sign exactly as name appears
                                        hereon.  Joint owners should each sign.
                                        When signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please give full title as such.

                                        ---------------------------------------

                                        ---------------------------------------
                                        SIGNATURE(S)            DATE